Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Cellectar Biosciences, Inc. and Subsidiary (the “Company”) of our report dated February 26, 2019, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of Cellectar Biosciences, Inc. and Subsidiary for the years ended December 31, 2018 and 2017 which are incorporated by reference in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Madison, Wisconsin
May 31, 2019

Baker Tilly Virchow Krause, LLP trading as Baker Tilly is a member of the global network of Baker Tilly International Ltd., the members of which are separate and independent legal entities. © 2018 Baker Tilly Virchow Krause, LLP